Exhibit 10.10

Exhibit 10.10

[Letterhead of Edgar S. Woolard, Jr.]

April 6, 2005

Ms. Catherine R. Kinney

New York Stock Exchange, Inc.

11 Wall Street

New York, NY 10005

Dear Cathy:

As you requested, this letter describes your benefit under the New York Stock Exchange, Inc. Supplemental Executive Retirement Plan (the “SERP”).

Your benefit under the SERP will be determined in accordance with the SERP document that is currently being amended and restated (to reflect design changes, including your benefits, and recent federal tax legislation). The amended SERP was approved by the Board of Directors of the NYSE on October 7, 2004. However, in determining your benefit under the terms of the SERP, the Board unanimously approved on December 2, 2004 a “minimum benefit” that you will be eligible to receive.

If you retire at age 55, your minimum benefit under the SERP, expressed as a single life annuity will be $1,000,000 per year, payable monthly. If you retire after age 55, the minimum benefit amount will increase in accordance with the attached schedule up to $1,250,000 per year if you retire after you reach age 60. Unlike the regular benefit formula under the SERP, your minimum benefit will not be reduced by your accrued retirement benefits under the Revised Retirement Plan for Eligible Employees of the New York Stock Exchange and Subsidiary Companies. However, it will be reduced for Social Security payments at age 62. Upon your retirement from the Exchange, the present value of your SERP benefit will be paid in ten annual payments in accordance with the terms of the SERP, beginning as soon as practical after the date of retirement.

The Board also took action on December 2, 2004 to make you immediately vested in $900,000 per year of your SERP minimum benefit (you will become 100% vested under the SERP when you attain age 55).

Instead of the minimum SERP benefit described in this letter, you may be eligible to receive a regular SERP benefit calculated under the revised SERP formula that was approved by the Board on October 7, 2004 if it is higher at the time of your retirement (as provided under the amended and restated SERP). If you die or are declared permanently disabled prior to your retirement, your beneficiary will receive a benefit not less than the actuarial equivalent of your vested SERP benefit as of the date of your death. The present value of this benefit will be paid in ten annual payments in accordance with the terms of the SERP, beginning as soon as practical after your death or permanent disability.

Sincerely,

/s/ Edgar S. Woolard Jr.

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